Exhibit 10.22

SUMMARY OF 2014 INCENTIVE PLAN

•      OVERVIEW:

The 2014 Incentive Plan provides for bonus payments and equity grants to employees of TrueCar, Inc. (the “Company”) and its subsidiaries for 2014.  Bonus payments and equity grants under the 2014 Incentive Plan are determined based primarily upon the Company’s achievement of Company annual financial performance objectives for senior level employees, with greater emphasis on individual performance for non-senior level employees.

•     BASE CASH BONUS POOL COMPONENTS:

The 2014 Incentive Plan target cash bonus pool has three components:

Component	Percentage of Target Bonus Pool	Target Bonus Pool Amount
Minimum (guaranteed) reserve	20%	$1.5 million
Board Discretion	30%	$2.2 million
Financial Performance	50%	$3.7 million
Total Target Bonus		$7.4 million

Minimum Reserve.  The minimum reserve component of the bonus pool will be paid exclusively based on individual performance. The targeted discretionary portion of the cash bonus pool is $600,000 for H1 and $900,000 for the full year (H2).

Board Discretion.  The Board discretion component of the bonus pool will be paid, if at all, based exclusively on the discretion of the Company’s Board of Directors (the “Board”). The targeted discretionary portion of the cash bonus pool is $880,000 for H1 and $1,320,000 for the full year (H2).

Financial Performance.  The financial performance component of the bonus pool will be paid, if at all, based upon achievement of certain Company revenue targets and Company Adjusted EBITDA targets.  Specific, pre-set goals related to revenue and Adjusted EBITDA are established by the Board for the first half of 2014 (H1) and on the basis of Company performance for the full year (H2) of 2014.. Financial performance-related payments based on Company performance for H1 are paid following the end of H1, while financial performance-related payments based on Company performance for the full year (H2) are paid following the end of H2.

Threshold Performance. The Company must achieve at least 80% of the applicable revenue target along with a minimum Adjusted EBITDA threshold for each of H1 and the full year (H2) in order for the financial performance component of the cash bonus pool to be funded for H1 and H2, respectively.

•                  H1 Performance.  Funding of the financial performance component of the cash bonus pool in H1 is scheduled to reach 60% ($900,000) if the Company achieves approximately 90% of the Company’s base revenue target for H1 in addition to an Adjusted EBITDA target for H1. If the Company achieves 100% of the Company’s base revenue target for H1 and a more aggressive Adjusted EBITDA target, then the H1 financial performance component of the cash pool will be funded at 100% of the potential financial performance cash bonus pool for H1 ($1,500,000).

•                  H2 Performance.  Funding of the financial performance component of the cash bonus pool in H2 is scheduled to reach 60% ($1,300,000) if the Company achieves approximately 90% of the Company’s base revenue target for the full year (H2) in addition to an Adjusted EBITDA target for H2. If the Company achieves 100% of the Company’s base revenue target for H2 and a more aggressive Adjusted EBITDA target for H2, then the H2 financial performance component of the cash pool will be funded at 100% ($2,200,000) of the potential financial performance cash bonus pool for H2.

•                  PAYMENTS:

Payments of cash bonuses under the 2014 Incentive Plan, if any, are made semiannually.

•                  STRETCH GOALS:

The 2014 Incentive Plan includes a stretch bonus for year-end performance under which employees would be eligible to receive an additional cash bonus and option grants to reward extraordinary performance.  The target cash stretch bonus pool for 2014 is $4,500,000 Funding of the cash stretch bonus pool is based on achievement of stretch targets related to Company revenue (with stretch pool target funding of $2,900,000 upon 100% achievement) and Adjusted EBITDA (with stretch pool target funding of $700,000 upon 100% achievement) and there is also a discretionary component (stretch pool target funding of $900,000), consistent with the measurement criteria for the base cash bonus pool under the 2014 Incentive Plan described above.

•                  EQUITY:

Employees may be assigned a target equity award based on such factors as the Board or the Compensation Committee of the Board deem appropriate.  The Company expects to implement a mix of options and restricted stock units for equity awards granted following the Company’s initial public offering.  The 2014 Incentive Plan is not itself an equity plan approved by Company stockholders and therefore all equity awards granted pursuant to the 2014 Incentive Plan framework will be granted under the terms of a Company equity plan.